Exhibit 16.1

May 17, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and gentlemen:

We have read item 16F of Form 20-F dated May 17, 2021, of Molecular Data Inc. and are in agreement with the statements contained in the second and third sentences of paragraph one, paragraph three and four of Change in our Certifying Accountant on page 128 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

May 17, 2021